Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

Enviva Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

29415B103

(CUSIP Number)

December 6, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29415B103	Schedule 13G	Page 1 of 29

1	Names of Reporting Persons Ares Multi-Credit Fund Cayman Ltd.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person CO

CUSIP No. 29415B103	Schedule 13G	Page 2 of 29

1	Names of Reporting Persons Ares Multi-Asset Credit Strategies Fund LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 29415B103	Schedule 13G	Page 3 of 29

1	Names of Reporting Persons Ares Multi-Credit Fund (IL), LP
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 29415B103	Schedule 13G	Page 4 of 29

1	Names of Reporting Persons Ares Global Multi-Asset Credit Master Fund, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 29415B103	Schedule 13G	Page 5 of 29

1	Names of Reporting Persons CION Ares Diversified Credit Fund
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 29415B103	Schedule 13G	Page 6 of 29

1	Names of Reporting Persons CION Ares Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 7 of 29

1	Names of Reporting Persons Ares Management Limited
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization England and Wales
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person CO

CUSIP No. 29415B103	Schedule 13G	Page 8 of 29

1	Names of Reporting Persons Ares Private Account Management I, L. P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 29415B103	Schedule 13G	Page 9 of 29

1	Names of Reporting Persons Ares Private Account Management I GP, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 10 of 29

1	Names of Reporting Persons Ares Enhanced Loan Investment Strategy Advisor IV, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 29415B103	Schedule 13G	Page 11 of 29

1	Names of Reporting Persons Ares Enhanced Loan Investment Strategy Advisor IV GP, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 12 of 29

1	Names of Reporting Persons Ares Multi-Credit Fund LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 13 of 29

1	Names of Reporting Persons Ares Capital Management III LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 14 of 29

1	Names of Reporting Persons Ares Capital Management II LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 15 of 29

1	Names of Reporting Persons Ares Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 16 of 29

1	Names of Reporting Persons Ares Management Holdings L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person PN

CUSIP No. 29415B103	Schedule 13G	Page 17 of 29

1	Names of Reporting Persons Ares Holdco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 18 of 29

1	Names of Reporting Persons Ares Management Corporation
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person CO

CUSIP No. 29415B103	Schedule 13G	Page 19 of 29

1	Names of Reporting Persons Ares Voting LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 20 of 29

1	Names of Reporting Persons Ares Management GP LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 21 of 29

1	Names of Reporting Persons Ares Partners Holdco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 0
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 0
9	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.0%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29415B103	Schedule 13G	Page 22 of 29

Explanatory Note

On March 12, 2024, Enviva Inc., a Delaware corporation (the “Issuer”) and certain subsidiaries of the Issuer (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). The Issuer also filed motions with the Bankruptcy Court seeking joint administration of the Debtors’ cases under the caption In re Enviva Inc., et al., Case No. 24-10453 (the “Chapter 11 Cases”). On November 14, 2024, the Bankruptcy Court entered an order confirming the Debtors’ Amended and Restated Joint Chapter 11 Plan of Reorganization of the Issuer and Its Debtor Affiliates, dated as of October 4, 2024 (the “Plan”), and on December 6, 2024 (the “Effective Date”), the Plan became effective in accordance with its terms, the Debtors emerged from the Chapter 11 Cases, and the Reporting Persons became the beneficial owner of more than 5% of the Common Stock (the “Issuance”).

Also on the Effective Date and following the Issuance, the Issuer converted (the “Conversion”) from a Delaware corporation into a Delaware limited liability company, Enviva, LLC. Contemporaneously with the Conversion, each share of common stock, par value $0.001 per share (the “Common Stock”) of the Issuer was converted on a one-for-one basis into common units of Enviva LLC. Following the Conversion, the Issuer does not have a class of securities registered under Section 12 or 15 and the Reporting Persons do not own any shares of Common Stock.

ITEM 1.	(a)	Name of Issuer:

Enviva Inc.

(b)	Address of Issuer’s Principal Executive Offices:

7272 Wisconsin Ave., Suite 1800, Bethesda, MD 20814

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(1)	Ares Multi-Credit Fund Cayman Ltd.

(2)	Ares Multi-Asset Credit Strategies Fund LP

(3)	Ares Multi-Credit Fund (IL), LP

(4)	Ares Global Multi-Asset Credit Master Fund, L.P.

(5)	CION Ares Diversified Credit Fund

(6)	CION Ares Management LLC

(7)	Ares Management Limited

(8)	Ares Private Account Management I, L. P.

(9)	Ares Private Account Management I GP, LLC

(10)	Ares Enhanced Loan Investment Strategy Advisor IV, L.P.

(11)	Ares Enhanced Loan Investment Strategy Advisor IV GP, LLC

CUSIP No. 29415B103	Schedule 13G	Page 23 of 29

(12)	Ares Multi-Credit Fund LLC

(13)	Ares Capital Management III LLC

(14)	Ares Capital Management II LLC

(15)	Ares Management LLC

(16)	Ares Management Holdings L.P.

(17)	Ares Holdco LLC

(18)	Ares Management Corporation

(19)	Ares Voting LLC

(20)	Ares Management GP LLC

(21)	Ares Partners Holdco LLC

(b)	Address or Principal Business Office:

The business address for each of the Reporting Persons is 1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067.

(c)	Citizenship of each Reporting Person is:

Ares Management Limited is organized under the laws of England and Wales. Each of Ares Multi-Credit Fund Cayman Ltd., Ares Multi-Asset Credit Strategies Fund LP and Ares MCSF (M) Management LLC is organized under the laws of the Cayman Islands. Each of the other Reporting Persons is organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common stock, par value $0.001 per share.

(e)	CUSIP Number:

29415B103

ITEM	3.

Not applicable.

CUSIP No. 29415B103	Schedule 13G	Page 24 of 29

ITEM 4.	Ownership.

(a-c)

This amendment to Schedule 13G is being filed to report that, as of the date        hereof, the Reporting Persons do not beneficially own any shares of Common Stock.

ITEM 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: ⌧

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 29415B103	Schedule 13G	Page 25 of 29

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	December 13, 2024

Ares Management LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Multi-Credit Fund Cayman Ltd.
By:	Ares Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Multi-Asset Credit Strategies Fund LP
By:	Ares Capital Management III LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Multi-Credit Fund (IL), LP
By:	Ares Capital Management III LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Global Multi-Asset Credit Master Fund, L.P.
By:	Ares Capital Management III LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

CUSIP No. 29415B103	Schedule 13G	Page 26 of 29

CION Ares Diversified Credit Fund

By:	/s/ Joshua Bloomstein
Name:	Joshua Bloomstein
Title:	Authorized Signatory

CION Ares Management LLC

By:	/s/ David Sachs
Name:	David Sachs
Title:	Authorized Signatory

Ares Management Limited

By:	/s/ Joshua Bloomstein
Name:	Joshua Bloomstein
Title:	Authorized Signatory

Ares Private Account Management I, L. P.
By:	Ares Private Account Management I GP, LLC, its general partner

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Private Account Management I GP, LLC

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Enhanced Loan Investment Strategy Advisor IV, L.P.
By:	Ares Enhanced Loan Investment Strategy Advisor IV GP, LLC, its general partner

By:	Ares Management LLC, its managing member

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

CUSIP No. 29415B103	Schedule 13G	Page 27 of 29

Ares Enhanced Loan Investment Strategy Advisor IV GP, LLC
By:	Ares Management LLC, its managing member

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Multi-Credit Fund LLC
By:	Ares Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Capital Management III LLC

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Capital Management II LLC

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Management Holdings L.P.
By:	Ares Holdco LLC, its general partner

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management Corporation

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

CUSIP No. 29415B103	Schedule 13G	Page 28 of 29

Ares Voting LLC
By:	Ares Partners Holdco LLC, its sole member

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management GP LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Partners Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

CUSIP No. 29415B103	Schedule 13G	Page 29 of 29

LIST OF EXHIBITS

Exhibit No.	Description

1	Joint Filing Agreement.